Exhibit 99.1

QTS REPORTS FIRST QUARTER 2020 OPERATING RESULTS

OVERLAND PARK, Kan. –April 27, 2020  – QTS Realty Trust, Inc. (“QTS” or the “Company”) (NYSE: QTS) today announced operating results for the first quarter ended March 31, 2020.

First Quarter GAAP & Other Highlights

	Three Months Ended
	March 31,
($ in thousands except per share data)	2020	2019
Total revenue	$126,292	$112,689
Net income	$8,120	$21,148
Net income attributable to common stockholders	$965	$12,513
Net income (loss) per share attributable to basic common shares (1)	$(0.01)	$0.20
Net income (loss) per share attributable to diluted common shares (1)	$(0.01)	$0.20
FFO available to common stockholders & OP unit holders (2)	$43,730	$36,937

(1)	Basic and diluted net income (loss) per share were calculated using the two-class method.
(2)	Includes QTS’ pro rata share of results from its unconsolidated entity.

Additional First Quarter Highlights

•

Recognized total consolidated revenues of $126.3 million for the quarter ended March 31, 2020, an increase of 12.1% compared to the same period in 2019.  Total consolidated revenues do not include QTS’ pro rata share of revenue attributable to its unconsolidated joint venture of $1.5 million and $0.4 million for the quarters ended March 31, 2020 and 2019, respectively.

•	Reported Adjusted EBITDA of $66.8 million for the quarter ended March 31, 2020, an increase of 13.5% compared to Adjusted EBITDA of $58.8 million for the same period in 2019.
•

Reported Operating FFO available to common stockholders and OP unit holders of $43.9 million for the quarter ended March 31, 2020,  an increase of 15.2%  compared to Operating FFO available to common stockholders and OP unit holders of $38.2 million for the same period in 2019.

•	Reported Operating FFO per fully diluted share of $0.66 for the quarter ended March 31, 2020, compared to Operating FFO per fully diluted share of $0.64 in the same period of 2019.
•	Signed new and modified renewal leases during the first quarter of 2020 aggregating to $21.8 million of incremental annualized rent, net of downgrades.
•	Reported a Company record high annualized booked-not-billed monthly recurring revenue (“MRR”) balance of $100.9 million as of March 31, 2020 compared to $93.1 million as of December 31, 2019.
•

Through incremental common stock sold on a forward basis through its “at-the-market” (“ATM”) equity offering program through the date of this report,  the Company currently has access to approximately $342 million of undrawn net proceeds through sales of the aforementioned forward stock. These available forward stock proceeds represent funding that is expected to be sufficient to support the Company’s capital development plan for the remainder of 2020 and into 2021.

“In the midst of unprecedented disruption across the economy as a result of the COVID-19 pandemic, QTS’ business has continued to execute well,” said Chad Williams, Chairman and CEO of QTS.

Williams added, “Following a year of record leasing performance in 2019, we are pleased to extend our momentum with another strong performance in the first quarter. Our strategic differentiators, record booked-not-billed backlog and strong balance sheet and liquidity position QTS well to continue to drive market share growth.”

1 QTS Q1 Earnings 2020	Contact: IR@qtsdatacenters.com

Financial Results

QTS recognized net income of $8.1 million in the first quarter of 2020 compared to net income of $21.1 million recognized in the first quarter of 2019.  Net income attributable to common stockholders recognized in the first quarter of 2020 was $1.0 million compared to net income attributable to common stockholders of $12.5 million recognized in the first quarter of 2019. The change in net income and net income attributable to common stockholders was primarily driven by a gain on sale of real estate of approximately $13.4 million in the first quarter of 2019 associated with the Company’s assets that were contributed to the Company’s joint venture.

QTS generated total revenues of $126.3 million in the first quarter of 2020,  an increase of 12.1% compared to total revenue of $112.7 million in the first quarter of 2019.  MRR as of March 31, 2020 was $35.0 million compared to MRR as of March 31, 2019 of $32.0 million.

QTS generated $66.8 million of Adjusted EBITDA in the first quarter of 2020,  an increase of 13.5% compared to Adjusted EBITDA of $58.8 million for the first quarter of 2019.

Additionally, QTS generated Operating FFO available to common stockholders and OP unit holders of $43.9 million in the first quarter of 2020, an increase of 15.2% compared to Operating FFO available to common stockholders and OP unit holders of $38.2 million in the first quarter of 2019.

Operating FFO per fully diluted share was $0.66 in the  first quarter of 2020, compared to Operating FFO per fully diluted share of $0.64 in the first quarter of 2019.

Leasing Activity

During the quarter ended March 31, 2020, QTS entered into new and modified renewal leases aggregating to $21.8 million of incremental annualized rent. The Company’s first quarter leasing performance was primarily driven by strong sales in its hyperscale product vertical, highlighted by two existing hyperscale tenants’ expansions, as well as consistent performance in the hybrid colocation product vertical.

During the quarter ended March 31, 2020,  QTS renewed leases with total annualized rent of $11.3 million at an average rent per square foot of $871,  which was 5.0% higher than the annualized rent prior to their renewals. The increase in the renewal rate of 5.0%  for the quarter ended March 31, 2020 was primarily attributable to a large number of hybrid colocation renewals with power and/or connectivity increases upon renewal.  There is variability in the Company’s renewal rates based on the mix of product types renewed, and renewal rates are generally expected to increase in the low to mid-single digit percentage range as compared to pre-renewal pricing.

Rental Churn (which the Company defines as MRR lost in the period to a customer intending to fully exit the QTS platform in the near term compared to total MRR at the beginning of the period) was 0.6% for the three months ended March 31, 2020.

As of March 31, 2020, the booked-not-billed MRR balance (which represents customer leases that have been executed, but for which lease payments have not commenced as of March 31, 2020)  was the highest in Company history and represented $8.4 million, or $100.9 million of annualized rent, and compares to $7.8 million, or $93.1 million of annualized rent at December 31, 2019.  The booked-not-billed balance is expected to contribute an incremental $16.6 million to MRR in 2020 (representing $35.2 million in annualized MRR), an incremental $28.0 million in 2021 (representing $40.6 million in annualized MRR), and an incremental $25.2 million in annualized MRR thereafter.

Development

During the quarter ended March 31, 2020, the Company brought online approximately 21 megawatts of gross power and approximately 60,000 net rentable square feet (“NRSF”) of raised floor and customer specific capital at its Ashburn, Fort Worth and Atlanta (DC-1) facilities at an aggregate cost of approximately $224.0 million.

During the first quarter of 2020,  the Company’s significant development activity continued at the Ashburn, Irving, Chicago, Richmond, Piscataway, Atlanta (DC-2), Hillsboro and Manassas facilities to have space ready for customers in 2020 and forward. Including the Company’s proportionate share of development activity related to its unconsolidated entity, the Company expects to bring an additional 133,000 raised floor NRSF into service in 2020 at an aggregate cost of approximately $302  million, of which $159 million has already been spent as of March 31, 2020.

2 QTS Q1 Earnings 2020	Contact: IR@qtsdatacenters.com

Balance Sheet and Liquidity

In June 2019, the Company established a new “at-the-market” (“ATM”) equity offering program pursuant to which the Company may issue, from time to time, up to $400 million of its Class A common stock, which may include shares to be issued on a forward basis. Pursuant to this ATM program, through the date of this report the Company sold on a forward basis approximately 7.4 million shares of QTS’ Class A common stock representing available proceeds upon physical settlement of approximately $389 million. During the three months ended March 31, 2020, the Company elected to settle 1.9 million shares of forward stock and received net proceeds of approximately $83 million (of which 1.0 million shares and $47 million related to the ATM program and 0.9 million shares and $36 million related to the forward agreement entered into during the first quarter of 2019). Following these settlements,  as of the date of this report, the Company currently has access to approximately $342 million of undrawn net proceeds through forward stock sales of 6.4 million shares from the ATM program. The Company expects to physically settle (by delivering shares of common stock) the remaining forward sales prior to the first anniversary date of each respective transaction.

As of March 31, 2020, the Company’s total net indebtedness, inclusive of its pro rata share of joint venture net debt, was approximately $1.5 billion. The Company’s net debt to annualized Adjusted EBITDA ratio pro forma for the effects of cash expected to be received upon the full physical settlement of, and issuance of, 6.4 million shares of common stock pursuant to forward equity sales described above, assuming such proceeds were used to repay a portion of the Company’s outstanding debt, is approximately 4.5x. Excluding the effects of cash expected to be received under the aforementioned forward stock sales, the Company’s leverage ratio is 5.8x.

As of March 31, 2020, resulting from heightened volatility in the capital markets the Company increased its cash and cash equivalents balance to $172 million, primarily through settlement of the aforementioned forward equity sales and draws on its unsecured revolving credit facility, which is considerably greater than historical levels. In addition, the Company increased its bad debt reserve as of March 31, 2020 due to the risk of non-payment for customers experiencing potential business disruptions due to COVID-19.  Subsequent to March 31, 2020, the Company reduced its cash position to more normalized levels by using a portion of cash on hand to repay a portion of the Company’s unsecured revolving credit facility,  pay dividends to common and preferred stockholders and fund additional capital expenditures.

As of March 31, 2020,  pro forma for approximately $342 million of available proceeds at the Company’s election to physically settle the aforementioned forward equity sales as of the date of this report, the Company’s total available liquidity is approximately $980 million. Total available liquidity is comprised of $342 million of available proceeds from forward equity sales, $467 million of available capacity under the Company’s unsecured revolving credit facility and approximately $172 million of cash and cash equivalents.

Novel Coronavirus (COVID-19)

QTS is actively monitoring developments with respect to COVID-19 and has taken numerous actions based on corporate policies specifically focusing on the safety and wellness of its customers, partners, and employees, as well as providing continuous and resilient services. Although the COVID-19 pandemic is causing significant disruptions to the United States and global economy and has contributed to significant volatility and negative pressure in financial markets,  as of the date of this report these developments have not had a known material adverse effect on the Company’s business.  As of the date of this report, each of the Company’s data centers in North America and Europe are fully operational and operating in accordance with the Company’s business continuity plans.  Across each of the respective jurisdictions in which the Company operates, the Company’s business has been deemed essential operations, which allows the Company to remain fully staffed with critical personnel in place to continue to provide continued service and support for its customers.

Since the beginning of the economic disruptions from COVID-19, the Company has experienced a modest increase in customer requests for payment relief, primarily concentrated  in the retail, oil and gas, hospitality and transportation customer verticals. As of March 31, 2020, less than 10% of the Company’s MRR balance was generated from these industries. The total revenue associated with customers requesting some form of payment relief represented less than 5% of the Company’s revenue for the three months ended March 31, 2020. Importantly, of the small number of customers requesting some form of payment relief, as of March 31, 2020, the large majority of these customers were current on their rental payments and while QTS has not reduced their future payments, it has in certain circumstances provided additional flexibility in the form of extended payment terms.

In addition to these customer requests for payment relief, the Company also has experienced modest delays in construction activity in a few of its markets primarily as a result of availability of contractors and slower permitting. However, as of the date of this report none of these delays are expected to create a material adverse change in the Company’s anticipated infrastructure deliveries to customers. From a supply chain perspective, given the long-lead time generally associated with larger components in data center development, such as generators, UPS systems and chillers, as of the date of this report the Company has acquired the vast majority of

3 QTS Q1 Earnings 2020	Contact: IR@qtsdatacenters.com

equipment needed to complete its 2020 development activities. In addition, the Company has accelerated the acquisition of additional infrastructure equipment to support its early 2021 expected development activity around its customers’ continued growth expectations.

The extent to which COVID-19 impacts our and our customers’ operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, new information that may emerge concerning the severity of COVID-19 and the actions taken to contain COVID-19 or treat its impact, among others.

2020 Guidance

	2020 Guidance
($ in millions except per share amounts)	Low	High
Revenue	$523	$537
Adjusted EBITDA	$275	$285
Operating FFO per fully diluted share	$2.69	$2.83

The Company is reaffirming its Revenue guidance range for 2020 of $523 million to $537 million which assumes annual rental churn as previously announced of between 3% and 6%. The Company is also reaffirming its Adjusted EBITDA guidance range for 2020 of $275 million to $285 million and reaffirming its Operating FFO per fully diluted share guidance range for 2020 of $2.69 per share to $2.83 per share. In addition, the Company is reaffirming its cash paid for capital expenditures guidance range for 2020 of $550 million to $600 million, excluding acquisitions.  The Company’s 2020 capital expenditure guidance includes its proportionate share of cash capital expenditures associated with the unconsolidated joint venture.

The Company’s 2020 guidance includes the effects of the Company’s joint venture, which is reflected as an unconsolidated entity accounted for under the equity method on QTS’ financial statements. Consistent with GAAP accounting standards, revenue from the unconsolidated entity is not included in QTS’ reported consolidated GAAP financial statements. Also consistent with NAREIT-defined standards, QTS includes its proportionate ownership of non-GAAP measures such as EBITDAre, Adjusted EBITDA and FFO from the joint venture in its reported EBITDAre,  Adjusted EBITDA and FFO results, respectively.

The Company’s 2020 guidance assumes, among other things, that its facilities continue to operate and it does not experience significant work stoppages or closures, it is able to mitigate any supply chain disruptions for its development activities, and it is able to collect revenues in line with current expectations. The Company is also monitoring the impacts of COVID-19 on the fair value of its assets. While the Company does not currently anticipate any material impairments on its assets as a result of COVID-19, future changes in expectations for sales, earnings and cash flows related to fixed assets, intangible assets and goodwill could cause these assets to be impaired. While these are the Company’s current assumptions, this is an emerging situation and these assumptions could change, including if the duration of the pandemic is extended, which could affect outlook.

QTS does not provide reconciliations for the non-GAAP financial measures included in its guidance provided above due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including net income (loss) and adjustments that could be made for restructuring costs, transaction costs, lease exit costs, asset impairments and gain (loss) on disposals and other charges as those amounts are subject to significant variability based on future transactions that are not yet known, the amount of which, based on historical experience, could be significant.

Non-GAAP Financial Measures

This release includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described below. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of non-GAAP financial measures provide meaningful supplemental information to both management and investors that is indicative of the Company’s operations. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the selected financial information below.

Conference Call Details

The Company will host a conference call and webcast on April 28, 2020, at 8:30 a.m. Eastern time (7:30 a.m. Central time) to discuss its financial results, current business trends and market conditions.

The dial-in number for the conference call is (877) 883-0383 (U.S.) or (412) 902-6506 (International). The participant entry number is 4539827# and callers are asked to dial in ten minutes prior to start time. A link to the live broadcast and the replay will be available on the Company’s website  (www.qtsdatacenters.com) under the Investors tab.

4 QTS Q1 Earnings 2020	Contact: IR@qtsdatacenters.com

About QTS

QTS Realty Trust, Inc. (NYSE: QTS) is a leading provider of data center solutions across a diverse footprint spanning more than 6 million square feet of owned data center space throughout primarily North America and Europe. Through its software-defined technology platform, QTS is able to deliver secure, compliant infrastructure solutions, robust connectivity and premium customer service to leading hyperscale technology companies, enterprises, and government entities. QTS owns, operates or manages 24 data centers and supports more than 1,200 customers primarily in North America and Europe.

QTS Investor Relations Contact

Stephen Douglas – EVP – Finance

ir@qtsdatacenters.com

Forward Looking Statements

Some of the statements contained in this release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to the COVID-19 pandemic, its impact on the Company and the Company’s response thereto and to the Company’s strategy, plans, intentions, capital resources, liquidity, portfolio performance, results of operations, anticipated growth in our funds from operations and anticipated market conditions contain forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters.

The forward-looking statements contained in this release reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in the Company’s markets or the technology industry; obsolescence or reduction in marketability of our infrastructure due to changing industry demands; global, national and local economic conditions;  risks related to the COVID-19 pandemic, including, but not limited to, the risk of business and/or operational disruptions, disruption of the Company’s customers’ businesses that could affect their ability to make rental payments to the Company, supply chain disruptions and delays in the construction or development of the Company’s data centers; risks related to the Company’s international operations; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to successfully develop, redevelop and operate acquired properties or lines of business; significant increases in construction and development costs; the increasingly competitive environment in which the Company operates; defaults on, or termination or non-renewal of leases by customers; decreased rental rates or increased vacancy rates; increased interest rates and operating costs, including increased energy costs; financing risks, including the Company’s failure to obtain necessary outside financing; dependence on third parties to provide Internet, telecommunications and network connectivity to the Company’s data centers; the Company’s failure to qualify and maintain its qualification as a real estate investment trust; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in real estate and zoning laws, revaluations for tax purposes and increases in real property tax rates; and limitations inherent in our current and any future joint venture investments, such as lack of sole decision-making authority and reliance on our partners' financial condition.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. Any forward-looking statement speaks only as of the date on which it was made. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and the risk factor related to the novel coronavirus (COVID-19) pandemic filed in an 8-K with the Securities and Exchange Commission on March 30, 2020, as well as other periodic reports the Company files with the Securities and Exchange Commission, many of which should be interpreted as being heightened as a result of the ongoing COVID-19 pandemic and the actions taken to contain the pandemic or mitigate its impact.

5 QTS Q1 Earnings 2020	Contact: IR@qtsdatacenters.com

Consolidated Balance Sheets

(unaudited and in thousands except shares data)

	March 31,	December 31,
	2020 (1)	2019 (1)
ASSETS
Real Estate Assets
Land	$130,576	$130,605
Buildings, improvements and equipment	2,411,426	2,178,901
Less: Accumulated depreciation	(588,685)	(558,560)
	1,953,317	1,750,946
Construction in progress (2)	877,313	920,922
Real Estate Assets, net	2,830,630	2,671,868
Investments in unconsolidated entity	32,051	30,218
Operating lease right-of-use assets, net	55,716	57,141
Cash and cash equivalents	171,957	15,653
Rents and other receivables, net	74,506	81,181
Acquired intangibles, net	78,139	81,679
Deferred costs, net (3)	53,271	52,363
Prepaid expenses	13,747	10,586
Goodwill	173,843	173,843
Other assets, net (5)	49,337	49,001
TOTAL ASSETS	$3,533,197	$3,223,533

LIABILITIES
Unsecured credit facility, net (4)	$1,222,946	$1,010,640
Senior notes, net of debt issuance costs (4)	395,740	395,549
Finance leases and mortgage notes payable	46,244	46,876
Operating lease liabilities	62,843	64,416
Accounts payable and accrued liabilities	177,949	142,547
Dividends and distributions payable	37,464	34,500
Advance rents, security deposits and other liabilities	24,569	18,027
Derivative liabilities	61,706	26,609
Deferred income taxes	479	749
Deferred income	39,561	39,169
TOTAL LIABILITIES	2,069,501	1,779,082

EQUITY
7.125% Series A cumulative redeemable perpetual preferred stock: $0.01 par value (liquidation preference $25.00 per share), 4,600,000 shares authorized, 4,280,000 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively (6)	103,212	103,212
6.50% Series B cumulative convertible perpetual preferred stock: $0.01 par value (liquidation preference $100.00 per share), 3,162,500 shares authorized, issued and outstanding as of March 31, 2020 and December 31, 2019, respectively (7)	304,223	304,223
Common stock: $0.01 par value, 450,133,000 shares authorized, 60,398,036 and 58,227,523 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	604	582
Additional paid-in capital	1,412,025	1,330,444
Accumulated other comprehensive income (loss)	(57,998)	(24,642)
Accumulated dividends in excess of earnings	(403,430)	(376,002)
Total stockholders’ equity	1,358,636	1,337,817
Noncontrolling interests	105,060	106,634
TOTAL EQUITY	1,463,696	1,444,451
TOTAL LIABILITIES AND EQUITY	$3,533,197	$3,223,533

(1)

The balance sheet at March 31, 2020 and December 31, 2019, has been derived from the consolidated financial statements at that date, but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

(2)

As of March 31, 2020, construction in progress included $201.2 million related to land acquisitions whereby the initiation of development activities has begun to prepare the property for its intended use.

(3)

As of March 31, 2020 and December 31, 2019, deferred costs, net included $7.5 million and $8.0 million of deferred financing costs net of amortization, respectively, and $45.7 million and $44.3 million of deferred leasing costs net of amortization, respectively.

(4)

Debt issuance costs, net related to the Senior Notes and term loan portion of the Company’s unsecured credit facility aggregating $10.4 million and $10.8 million at March 31, 2020 and December 31, 2019, respectively, have been netted against the related debt liability line items for both periods presented.

(5)

As of March 31, 2020 and December 31, 2019, other assets, net included $45.9 million and $45.8 million of corporate fixed assets, respectively, primarily relating to construction of corporate offices, leasehold improvements and product related assets.

(6)	As of March 31, 2020, the total liquidation preference of the Series A Preferred Stock was $107.0 million, calculated as $25.00 liquidation preference per share times 4,280,000 shares outstanding.
(7)	As of March 31, 2020, the total liquidation preference of the Series B Preferred Stock was $316.3 million, calculated as $100.00 liquidation preference per share times 3,162,500 shares outstanding.

6 QTS Q1 Earnings 2020	Contact: IR@qtsdatacenters.com

Consolidated Statements of Operations

(unaudited and in thousands except share and per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Revenues:
Rental (1)	$120,081	$119,282	$109,389
Other (2)	6,211	4,425	3,300
Total revenues	126,292	123,707	112,689
Operating expenses:
Property operating costs	40,781	38,645	34,103
Real estate taxes and insurance	3,911	4,068	3,367
Depreciation and amortization	45,070	45,161	38,788
General and administrative (3)	20,683	20,866	19,891
Transaction, integration and impairment costs (4)	216	12,110	1,214
Total operating expenses	110,661	120,850	97,363
Gain on sale of real estate, net	—	1,361	13,408
Operating income	15,631	4,218	28,734
Other income and expense:
Interest income	—	8	45
Interest expense	(7,162)	(6,264)	(7,146)
Debt restructuring costs	—	(1,523)	—
Other income (expense)	159	(380)	—
Equity in net loss of unconsolidated entity	(677)	(481)	(274)
Income (loss) before taxes	7,951	(4,422)	21,359
Tax benefit (expense) of taxable REIT subsidiaries	169	816	(211)
Net income (loss)	8,120	(3,606)	21,148
Net (income) loss attributable to noncontrolling interests (5)	(110)	1,095	(1,590)
Net income (loss) attributable to QTS Realty Trust, Inc.	$8,010	$(2,511)	$19,558
Preferred stock dividends	(7,045)	(7,045)	(7,045)
Net income (loss) attributable to common stockholders	$965	$(9,556)	$12,513

Net income (loss) per share attributable to common shares:
Basic (6)	$(0.01)	$(0.20)	$0.20
Diluted (6)	(0.01)	(0.20)	0.20

(1)

Represents lease revenue, inclusive of recoveries from customers as well as straight line rent. Recoveries from customers was $12.3 million, $14.0 million, and $10.8 million for the three months ended March 31, 2020,  December 31, 2019, and March 31, 2019, respectively. Straight line rent was $3.8 million, $3.3 million and $1.5 million for the three months ended March 31, 2020,  December 31, 2019 and March 31, 2019, respectively.

(2)	Includes revenue from managed services, sales of scrap metals and other unused materials, management fees, service fees, development fees and various other non-rental revenue items.
(3)

Includes personnel costs, sales and marketing costs, professional fees, travel costs, product investment costs and other corporate general and administrative expenses. General and administrative expenses were 16.4%,  16.9%, and 17.7% of total revenues for the three months ended March 31, 2020,  December 31, 2019 and March 31, 2019, respectively.

(4)

The three months ended December 31, 2019 includes $11.5 million of impairment costs related to the Company’s write-down of certain data center assets and equipment in one of its Dulles, VA data centers. The Dulles campus has two data center buildings and the Company is currently relocating customers from the smaller and older facility to the newer facility in an effort to optimize its operating cost structure.

(5)	The weighted average noncontrolling ownership interest of QualityTech, LP was 10.2%, 10.3% and 11.3% for the three months ended March 31, 2020, December 31, 2019 and March 31, 2019, respectively.
(6)	Basic and diluted net income (loss) per share were calculated using the two-class method.

7 QTS Q1 Earnings 2020	Contact: IR@qtsdatacenters.com

Consolidated Statements of Comprehensive Income

(unaudited and in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Net income (loss)	$8,120	$(3,606)	$21,148
Other comprehensive income (loss):
Foreign currency translation adjustment gain (loss)	(223)	394	—
Increase (decrease) in fair value of derivative contracts	(36,715)	4,349	(9,853)
Reclassification of other comprehensive income to utilities expense	354	262	—
Reclassification of other comprehensive income to interest expense	758	169	(494)
Comprehensive income (loss)	(27,706)	1,568	10,801
Comprehensive (income) loss attributable to noncontrolling interests	2,831	(161)	(1,217)
Comprehensive income (loss) attributable to QTS Realty Trust, Inc.	$(24,875)	$1,407	$9,584

8 QTS Q1 Earnings 2020	Contact: IR@qtsdatacenters.com

FFO, Operating FFO, and Adjusted Operating FFO

The Company considers funds from operations (“FFO”), to be a supplemental measure of its performance which should be considered along with, but not as an alternative to, net income (loss) and cash provided by operating activities as a measure of operating performance. The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of depreciable real estate related to its primary business, impairment write-downs of depreciable real estate related to its primary business, real estate-related depreciation and amortization and similar adjustments for unconsolidated entities. To the extent the Company incurs gains or losses from the sale of assets that are incidental to its primary business, or incurs impairment write-downs associated with assets that are incidental to its primary business, it includes such charges in its calculation of FFO. The Company’s management uses FFO as a supplemental operating performance measure because, in excluding real estate-related depreciation and amortization, impairment write-downs of depreciable real estate and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

Due to the volatility and nature of certain significant charges and gains recorded in the Company’s operating results that management believes are not reflective of its operating performance, management computes an adjusted measure of FFO, which the Company refers to as Operating funds from operations (“Operating FFO”). Operating FFO is a non-GAAP measure that is used as a supplemental operating measure and to provide additional information to users of the financial statements. The Company generally calculates Operating FFO as FFO excluding certain non-routine charges and gains and losses that management believes are not indicative of the results of the Company’s operating real estate portfolio. The Company believes that Operating FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent they calculate Operating FFO on a comparable basis, between REITs.

Adjusted Operating Funds From Operations (“Adjusted Operating FFO”) is a non-GAAP measure that is used as a  supplemental operating measure and to provide additional information to users of the financial statements. The Company calculates Adjusted Operating FFO by adding or subtracting from Operating FFO items such as: maintenance capital investment, paid leasing commissions, amortization of deferred financing costs, non-real estate depreciation and amortization, straight line rent adjustments, income taxes, equity-based compensation and similar adjustments for unconsolidated entities.

The Company offers these measures because it recognizes that FFO, Operating FFO and Adjusted Operating FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO, Operating FFO and Adjusted Operating FFO exclude real estate depreciation and amortization and capture neither the changes in the value of the Company’s properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact its financial condition, cash flows and results of operations, the utility of FFO, Operating FFO and Adjusted Operating FFO as measures of its operating performance is limited. The Company’s calculation of FFO may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO in accordance with NAREIT guidance. In addition, the Company’s calculations of FFO, Operating FFO and Adjusted Operating FFO are not necessarily comparable to FFO, Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. FFO, Operating FFO and Adjusted Operating FFO are non-GAAP measures and should not be considered a measure of the Company’s results of operations or liquidity or as a substitute for, or an alternative to, net income (loss), cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund its cash needs, including its ability to make distributions to its stockholders.

A reconciliation of net income (loss) to FFO, Operating FFO and Adjusted Operating FFO is presented below  (unaudited and in thousands):

9 QTS Q1 Earnings 2020	Contact: IR@qtsdatacenters.com

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
FFO
Net income (loss)	$8,120	$(3,606)	$21,148
Equity in net loss of unconsolidated entity	677	481	274
Real estate depreciation and amortization	41,700	41,947	35,927
Gain on sale of real estate, net	—	—	(13,408)
Impairments of depreciated property	—	11,461	—
Pro rata share of FFO from unconsolidated entity	278	324	41
FFO (1)	50,775	50,607	43,982
Preferred stock dividends	(7,045)	(7,045)	(7,045)
FFO available to common stockholders & OP unit holders	43,730	43,562	36,937

Debt restructuring costs	—	1,523	—
Transaction and integration costs	216	649	1,214
Operating FFO available to common stockholders & OP unit holders (2)	43,946	45,734	38,151

Maintenance capital expenditures	(1,662)	(910)	(709)
Leasing commissions paid	(8,998)	(10,757)	(6,515)
Amortization of deferred financing costs	987	982	978
Non real estate depreciation and amortization	3,370	3,214	2,861
Straight line rent revenue and expense and other	(3,755)	(3,243)	(1,422)
Tax expense (benefit) from operating results	(169)	(816)	211
Equity-based compensation expense	4,875	4,360	3,300
Adjustments for unconsolidated entity	66	75	22
Adjusted Operating FFO available to common stockholders & OP unit holders (2)	$38,660	$38,639	$36,877

(1)

No gains, losses or impairment write-downs associated with assets incidental to our primary business were incurred during the three months ended March 31, 2020. FFO for the three months ended December 31, 2019 includes a $1.4 million gain on sale of real estate related to certain assets considered incidental to our primary business and were included in the “Gain on sale of real estate, net” line item of the consolidated statement of operations. No gains, losses or impairment write-downs associated with assets incidental to our primary business were incurred during the three months ended March 31, 2019.

(2)

The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

10 QTS Q1 Earnings 2020	Contact: IR@qtsdatacenters.com

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate  (EBITDAre) and Adjusted EBITDA

The Company calculates EBITDAre in accordance with the standards established by NAREIT.  EBITDAre represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of depreciated property related to its primary business, income tax expense (or benefit), interest expense, depreciation and amortization, impairments of depreciated property related to its primary business, and similar adjustments for unconsolidated entities. The Company’s management uses EBITDAre as a supplemental performance measure because it provides performance measures that, when compared year over year, captures the performance of the Company’s operations by removing the impact of capital structure (primarily interest expense) and asset based charges (primarily depreciation and amortization) from its operating results.

Due to the volatility and nature of certain significant charges and gains recorded in the Company’s operating results that management believes are not reflective of its operating performance, management computes an adjusted measure of EBITDAre, which the Company refers to as Adjusted EBITDA. The Company generally calculates Adjusted EBITDA excluding certain non-routine charges, write off of unamortized deferred financing costs, gains (losses) on extinguishment of debt, restructuring costs, and transaction and integration costs, as well as the Company’s pro-rata share of each of those respective expenses associated with the unconsolidated entity aggregated into one line item categorized as “Adjustments for the unconsolidated entity.” In addition, the Company calculates Adjusted EBITDA excluding certain non-cash recurring costs such as equity-based compensation. The Company believes that Adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent other REITs calculate Adjusted EBITDA on a comparable basis, between REITs.

Management uses EBITDAre and Adjusted EBITDA as supplemental performance measures as they provide useful measures of assessing the Company’s operating results. Other companies may not calculate EBITDAre or Adjusted EBITDA in the same manner. Accordingly, the Company’s EBITDAre and Adjusted EBITDA may not be comparable to others. EBITDAre and Adjusted EBITDA should be considered only as supplements to net income (loss) as measures of the Company’s performance and should not be used as substitutes for net income (loss), as measures of its results of operations or liquidity or as an indications of funds available to meet its cash needs, including its ability to make distributions to its stockholders.

A reconciliation of net income (loss) to EBITDAre and Adjusted EBITDA is presented below (unaudited and in thousands):

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
EBITDAre and Adjusted EBITDA
Net income (loss)	$8,120	$(3,606)	$21,148
Equity in net loss of unconsolidated entity	677	481	274
Interest income	—	(8)	(45)
Interest expense	7,162	6,264	7,146
Tax expense (benefit) of taxable REIT subsidiaries	(169)	(816)	211
Depreciation and amortization	45,070	45,161	38,788
Gain on disposition of depreciated property	—	—	(13,408)
Impairments of depreciated property	—	11,461	—
Pro rata share of EBITDAre from unconsolidated entity	819	830	215
EBITDAre (1)	$61,679	$59,767	$54,329

Debt restructuring costs	—	1,523	—
Equity-based compensation expense	4,875	4,360	3,300
Transaction and integration costs	216	649	1,214
Adjusted EBITDA	$66,770	$66,299	$58,843

(1)

No gains, losses or impairment write-downs associated with assets incidental to our primary business were incurred during the three months ended March 31, 2020. EBITDAre for the three months ended December 31, 2019 includes a $1.4 million gain on sale of real estate related to certain assets considered incidental to our primary business and were included in the “Gain on sale of real estate, net” line item of the consolidated statement of operations. No gains, losses or impairment write-downs associated with assets incidental to our primary business were incurred during the three months ended March 31, 2019.

11 QTS Q1 Earnings 2020	Contact: IR@qtsdatacenters.com

Net Operating Income (NOI)

The Company calculates net operating income (“NOI”) as net income (loss) (computed in accordance with GAAP), excluding: interest expense, interest income, tax expense (benefit) of taxable REIT subsidiaries, depreciation and amortization, write off of unamortized deferred financing costs, other (income) expense, debt restructuring costs, transaction, integration and impairment costs, gain (loss) on sale of real estate, restructuring costs, general and administrative expenses and similar adjustments for unconsolidated entities.  The Company allocates a management fee charge of 4% of cash revenues for all facilities as a property operating cost and a corresponding reduction to general and administrative expense to cover the day-to-day administrative costs to operate our data centers. The management fee charge is reflected as a reduction to net operating income.

Management uses NOI as a supplemental performance measure because it provides a useful measure of the operating results from its customer leases. In addition, management believes it is useful to investors in evaluating and comparing the operating performance of its properties and to compute the fair value of its properties. The Company’s NOI may not be comparable to other REITs’ NOI as other REITs may not calculate NOI in the same manner. NOI should be considered only as a supplement to net income as a measure of the Company’s performance and should not be used as a measure of results of operations or liquidity or as an indication of funds available to meet cash needs, including the ability to make distributions to stockholders. NOI is a measure of the operating performance of the Company’s properties and not of the Company’s performance as a whole. NOI is therefore not a substitute for net income (loss) as computed in accordance with GAAP.

A reconciliation of net income (loss) to NOI is presented below (unaudited and in thousands):

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Net Operating Income (NOI)
Net income (loss)	$8,120	$(3,606)	$21,148
Equity in net loss of unconsolidated entity	677	481	274
Interest income	—	(8)	(45)
Interest expense	7,162	6,264	7,146
Depreciation and amortization	45,070	45,161	38,788
Debt restructuring costs	—	1,523	—
Other (income) expense	(159)	380	—
Tax expense (benefit) of taxable REIT subsidiaries	(169)	(816)	211
Transaction, integration and impairment costs	216	12,110	1,214
General and administrative expenses	20,683	20,866	19,891
Gain on sale of real estate, net	—	(1,361)	(13,408)
NOI from consolidated operations (1)	$81,600	$80,994	$75,219
Pro rata share of NOI from unconsolidated entity	844	841	234
Total NOI (1)	$82,444	$81,835	$75,453

(1)

Includes facility level general and administrative allocation charges of 4% of cash revenue for all facilities.  These allocated charges aggregated to $4.7 million, $4.7 million and $4.5 million for the three months ended March 31, 2020,  December 31, 2019 and March 31, 2019, respectively.

12 QTS Q1 Earnings 2020	Contact: IR@qtsdatacenters.com

Monthly Recurring Revenue (MRR) and Recognized MRR

The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from its rental and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR is also calculated to include the Company’s pro rata share of monthly contractual revenue under signed leases as of a particular date associated with unconsolidated entities, which includes revenue from the unconsolidated entity’s rental and managed services activities, but excludes the unconsolidated entity’s customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR reflects the annualized cash rental payments. It does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted.

Separately, the Company calculates recognized MRR as the recurring revenue recognized during a given period, which includes revenue from its rental and managed services activities, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues.

Management uses MRR and recognized MRR as supplemental performance measures because they provide useful measures of increases in contractual revenue from the Company’s customer leases and customer leases attributable to the Company’s business. MRR and recognized MRR should not be viewed by investors as alternatives to actual monthly revenue, as determined in accordance with GAAP. Other companies may not calculate MRR or recognized MRR in the same manner. Accordingly, the Company’s MRR and recognized MRR may not be comparable to other companies’ MRR and recognized MRR. MRR and recognized MRR should be considered only as supplements to total revenues as a measure of its performance. MRR and recognized MRR should not be used as measures of the Company’s results of operations or liquidity, nor is it indicative of funds available to meet its cash needs, including its ability to make distributions to its stockholders.

A reconciliation of total revenues to recognized MRR in the period and MRR at period-end is presented below (unaudited and in thousands):

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Recognized MRR in the period
Total period revenues (GAAP basis)	$126,292	$123,707	$112,689
Less: Total period variable lease revenue from recoveries	(12,275)	(14,018)	(10,793)
Total period deferred setup fees	(3,924)	(4,062)	(3,232)
Total period straight line rent and other	(8,032)	(5,156)	(3,942)
Recognized MRR in the period	102,061	100,471	94,722

MRR at period end
Total period revenues (GAAP basis)	$126,292	$123,707	$112,689
Less: Total revenues excluding last month	(82,446)	(81,699)	(73,809)
Total revenues for last month of period	43,846	42,008	38,880
Less: Last month variable lease revenue from recoveries	(4,156)	(4,578)	(3,871)
Last month deferred setup fees	(1,410)	(1,333)	(1,242)
Last month straight line rent and other	(3,669)	(2,413)	(2,068)
Add: Pro rata share of MRR at period end of unconsolidated entity	352	350	253
MRR at period end	$34,963	$34,034	$31,952

13 QTS Q1 Earnings 2020	Contact: IR@qtsdatacenters.com